Exhibit 99

Anadarko Announces Sale of Southeast Colorado Producing Properties

Monday November 1, 11:30 am ET

Anadarko Petroleum Corporation announced the signing of a sale agreement today for the divestiture of its Southeast Colorado producing properties to an affiliate of Citation Oil & Gas Corp. for $107.6 million.

The producing property package includes an estimated 9 million barrels of oil equivalent (BOE) of proved reserves as of the effective date of the sale, July 1, 2004. The properties have current net production of approximately 3,000 BOE per day and are about 80 percent operated, with approximately 90 percent of the proved reserves classified as oil and nearly 100 percent developed.

The transaction is subject to normal closing conditions and purchase price adjustments and is expected to close by year-end 2004. Transaction advisors for Anadarko for this sale are Deutsche Bank Securities Inc. and Oil & Gas Journal Exchange/Madison Energy Advisors.

Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2003, the company had 2.5 billion barrels of oil equivalent of proved reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and smaller production or exploration positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

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Contact:

Anadarko Petroleum Corporation, Houston

Media Contacts:

Lee Warren, 832-636-3321

lee_warren@anadarko.com

or

Teresa Wong, 832-636-1203

teresa_wong@anadarko.com

or

Investor Contacts:

David Larson, 832-636-3265

david_larson@anadarko.com

or

Stewart Lawrence, 832-636-3326

stewart_lawrence@anadarko.com